Exhibit 99.1



August 16, 2000


Mr. Howard Stern
First Entertainment Corp.
2500 E. Hallandale Bch. Blvd.
Suite 605A
Hallandale, FL 33009

Dear Mr. Stern:
Please accept this letter as my formal resignation as a director of First Entertainment Corp. effective immediately.
I have enjoyed my time at First Entertainment and wish you all the best in the future.



Very truly yours,
/s/ Philip C. Puccio, Sr.
Philip C. Puccio, Sr.


Cc: Alan Talesnick, Esq.
Corporate Counsel for First Entertainment Corp.
C/O Patton Boggs
1660 Lincoln Street
Suite 1900
Denver, Colorado 80264